EXHIBIT 10.41

MASIMO CORPORATION

EXECUTIVE

MULTI-YEAR CASH BONUS AWARD PLAN

Plan Document

MASIMO CORPORATION

MULTI-YEAR CASH BONUS AWARD PLAN

Plan Document

ARTICLE I

PURPOSE OF THE PLAN

Effective January 1, 2008, Masimo Corporation (the “Company”) has established this Masimo Corporation Multi-Year Cash Bonus Award Plan (the “Plan”) to provide its Executive Officers and other officers and key employees designated by the Committee (the “Designated Employees”) with additional incentives to deliver exceptional financial and operational results in the three year Plan arrangement.

ARTICLE II

DEFINITIONS

2.1	“Base Salary” shall mean a Participant’s three year average annual salary that is paid over a Plan Period to which the Bonus relates.

2.2	“Board” shall mean the Board of Directors of the Company.

2.3	“Bonus” shall mean the amount payable to a Participant pursuant to the Plan.

2.4	“Committee” shall mean any committee that the Board may appoint to serve at the Board’s pleasure for purposes of administering the Plan; provided that the Board may at any time act as the Committee and shall serve in that capacity in the absence of a duly-appointed committee.

2.5	“Company Factor” shall mean the percentage rating that the Committee determines for a Plan Period pursuant to Section 4.2(b) below.

2.6	“Executive Officers” shall mean the Chief Executive Officer of the Company (the “CEO”), any vice president of the Company in charge of a business unit or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company and directly reports to the CEO. Executive officers of subsidiaries of the Company who perform such policy making functions for the Company and report to the CEO of the Company shall be Executive Officers for purposes of this definition.

2.7	“Individual Factor” shall mean the percentage rating that the Manager determines for a Plan Period pursuant to Section 4.2(c) below.

2.8	“Manager” shall mean the person that the Participant directly reports to for the Plan Period. In the case of each Executive Officer other than the CEO, the CEO shall be deemed the Manager.

2.9	“Participant” shall mean the Executive Officers and Designated Employees eligible to receive a Bonus under the Plan, pursuant to Article III herein.

2.10	“Plan Period” shall mean a series of successive three (3) year periods commencing on January 1, 2008. The first Plan Period shall begin on January 1, 2008, and end on December 31, 2010, inclusive.

2.11	“Multi-Year Performance Bonus Percentage” shall mean the percentage rating that the Committee determines for a Plan Period pursuant to Section 4.2(a) below.

ARTICLE III

ELIGIBILITY FOR PARTICIPATION

3.	ELIGIBILITY. An Executive Officer and Designated Employee shall be eligible to participate in the Plan, and thereby become a Participant for a particular Plan Period if and only if the Committee determines in its sole and absolute discretion that other than the Company’s Executive Annual Cash Bonus Plan, as amended from time to time, or a severance plan or agreement with the Company, the Executive Officer is not covered by another cash bonus arrangement or agreement or another non-equity variable compensation plan with the Company for the Plan Period.

ARTICLE IV

BONUS AMOUNTS AND PAYMENTS

4.1	CONDITIONS FOR BONUS PAYMENTS. The Company will pay Bonuses for a Plan Period if and only if the Committee has approved written resolutions either establishing the terms and conditions relating to the payment of Bonuses that will apply for that Plan Period, or otherwise approve the payment of Bonuses. A Participant will be entitled to a Bonus for a Plan Period only if the Participant is an employee of the Company when the Company actually pays Bonuses for that Plan Period pursuant to Section 4.4 below, and, unless otherwise determined by the Committee, has been employed by the Company for at least the last eighteen months during the Plan Period to which the Bonus relates. Any Participant whose employment with the Company terminates for any reason before the payment of Bonuses will automatically forfeit all rights under the Plan, and will not have any right to collect Bonuses or other amounts hereunder.

4.2

CALCULATION OF BONUSES. For each Plan Period, each Participant’s Bonus will equal the product of (i) (a) the Base Salary multiplied by (b) three, (ii) the Multi-Year Performance Bonus Percentage applicable to the Participant, (iii) the Company Factor and (iv) the Participant’s Individual Factor. The Committee will determine the Multi-Year Bonus Percentage and each of these factors in accordance with the following methodology, subject to any modifications or adjustments that the Committee may set forth for a Plan Period in its determinations of the Plan’s terms and conditions for that Plan Period or as otherwise approved by the Committee, and subject to the pro rata adjustment set forth in Section 4.3 for Participants who were employees for less than the entire Plan Period.

(a)	Multi-Year Performance Bonus Percentage. The Committee will establish written multi-year performance bonus guidelines (referred to as the “Multi-Year Performance Bonus”) on the basis of job classifications that assign a Multi-Year Bonus Percentage of Base Salary to each job classification. The Committee may nevertheless in its sole and absolute discretion vary from these guidelines on a case-by-case basis by providing written notice to any affected Participant that the Committee has assigned a different Multi-Year Performance Bonus Percentage or classification to the Participant. Unless the Committee’s written guidelines for a Plan Period determine otherwise, the Multi-Year Performance Bonus Percentage for any Plan Period shall refer to the following classifications:

Level	Job Classification
1	To be determined by the Committee
2	To be determined by the Committee
3	To be determined by the Committee
4	To be determined by the Committee
5	To be determined by the Committee
6	Executive Officers excluding the CEO
7	CEO

(b)	Company Factor. Within the first three months of the Plan Period, the Board will approve the Company’s objectives and assessment criteria. The Committee will thereafter provide information to each Participant about such objectives and assessment criteria. At the end of the Plan Period, the Committee, with the input from the CEO, will evaluate the Company’s performance by taking this information into account, along with any other financial or other Company performance measures that the Committee determines to be relevant, and on the basis of these considerations the Committee will in its sole and absolute discretion rate the Company’s performance on a percentage scale (which includes 0% as the lowest percentage in the range), with that percentage establishing the Company Factor for the Plan Period. In the event the Committee rates the Company’s performance for a Plan Year at: (i) less than 100%, the Committee shall have the discretion to set the Company Factor at any percentage it deems appropriate (including 0%); (ii) 100%, the Company Factor shall automatically be set at 100%; and (iii) more than 100%, the Committee shall have the discretion to set the Company Factor at any percentage it deems appropriate, provided that the Company Factor shall not be less than 100%.

(c)

Individual Factor. At the end of the Plan Period, the Manager will determine a Participant’s Individual Factor for the Plan Period on a scale of 0% to 100%, based on the Manager’s discretionary assessment of the Participant’s overall performance, taking into account a variety of factors including specific duties or goals assigned to the Participant during the Plan Period; provided that, with respect to any Participant for which the CEO is not the Manager, the CEO shall have the final authority to modify a Participant’s Individual Factor for a Plan Period. In the case of the CEO, the Committee shall assess the CEO’s overall performance and determine the Individual Factor for the CEO for the Plan Period; provided that, in the event the Committee establishes the Company Factor at or above 100%, the Individual Factor for the CEO shall automatically equal 100%.

4.3	PRO RATED BONUSES. If an Executive Officer first becomes a Participant after a Plan Period begins (for example, because of being a new hire) but before the last day of that Plan Period, the Committee will adjust the employee’s Bonus for that Plan Period on a pro rata basis to reflect the number of full weeks during that Plan Period during which the employee was a Participant. For example, an employee who becomes a Participant on June 30, 2009 of a Plan Period beginning January 1, 2008 and ending December 31, 2010 would be a Participant for 78 of 156 weeks during such Plan Period, and therefore be entitled to a Bonus equal to 50% of the amount determined pursuant to Section 4.2 above for a similarly-situated employee who is a Participant for the entire Plan Period.

4.4	TIME OF PAYMENT. The Company will pay Multi-Year Bonuses for a Plan Period as soon as possible after the end of that Plan Period, but in no event later than the December 31st immediately following the end of the Plan Period.

4.5	APPLICABLE TAXES.

(a)	Employment Taxes. The Company shall reduce all Bonuses by an amount sufficient to pay all applicable Social Security, withholding, and other employment taxes that are payable with respect to the Bonuses.

(b)	Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Internal Revenue Code). Neither the Company nor its affiliates nor any of their directors, agents or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

ARTICLE V

RIGHTS OF PARTICIPANTS

5.1	LIMITED RECAPTURE OF BONUSES. The Company may not recover Bonus payments that Participants have appropriately received pursuant to the Plan, subject to any recapture provision that the Committee adopts in writing.

5.2

NOT A CONTRACT OF EMPLOYMENT. Nothing in this Plan gives a Participant the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by the Participant and the Company, each Participant is an at will employee whose employment may be terminated without liability at any time for any reason.

ARTICLE VI

ADMINISTRATION

The Committee shall be responsible for administering the Plan, and shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual or legal question arising in connection with the Plan’s operation. The Committee may in its discretion make factual determinations based on any investigation or hearing that the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the Company’s officers or other employees the authority to execute and deliver instruments and documents associated with the Plan, and to take all other steps deemed necessary, advisable or convenient for the administration of this Plan in accordance with its terms and purpose.

ARTICLE VII

AMENDMENT OR TERMINATION OF PLAN

The Committee shall have the unilateral right to amend, suspend, modify or terminate this Plan at any time with respect to all or some Participants and with respect to any unpaid Bonuses that are or could have become payable, whether for the current or any future years.